                                                                    Exhibit 3(b)


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                (Before payment of Capital or issuance of Stock)



        ------------------------------------------
        name of incorporator or director

certify that:

         1. They constitute at least two thirds of the original incorporators of ICV, Inc., a Nevada corporation

         2. The original Articles were filed in the Office of the Secretary of State on October 22, 1999

         3. As of the date of this certificate, no stock of the corporation has been issued.

         4. They hereby adopt the following amendments to the articles of this incorporation:

         Article IV is amended to read as follows:


                                   ARTICLE IV
                                 SHARES OF STOCK

         Section 4.01 NUMBER AND CLASS. The amount of the total authorized capital stock of this corporation is Fifty Million (50,000,000) shares with a par value of $.001 designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

         The Board of Directors may issue such shares of common stock in one of more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

         Section 4.02 NO PREEMPTIVE RIGHTS. Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than the extent if any, the Board of Directors in its discretion, may determine from time to time.

         Section 4.03 ASSESSMENT OF SHARES. The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.




                                     ---------------------------------------
                                     Signature


State of _________________

                                    SS.

County of ________________


         On ____________________, personally appeared before me, a Notary Public. ___________________________________________________, who acknowledged that they executed the above instrument.




                                     ---------------------------------------
                                     Signature of Notary









(Notary Stamp or Seal)